UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 23, 2023

WeTrade Group Inc.

(Exact name of Company as specified in charter)

Wyoming	7374	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 101, Level 1 Building 8,

No. 18, Kechuang 10th Street,

Beijing Economic and Technological Development Zone

People’s Republic of China 100020

+86-135-011-76409

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Wyoming Registered Agent

1621 Central Ave Cheyenne, Wyoming 82001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 23, 2023, Wetrade Group Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement) with certain investors (the “Purchasers”), pursuant to which the Company will receive a net proceed of up to $35,000,000 in consideration of the issuance of:

●	senior convertible notes in the aggregate original principal amount of $35,000,000 (the “Convertible Notes”);

●	warrants to purchase up to 100% of the number of the Company’s shares of common stock (the “Common Stock”) underlying the aggregate face value of the Convertible Notes at the initial conversion price until on or prior to 11:59 p.m. (New York time) on the five-year anniversary of the closing date at an exercise price of $4.76 (the “PIPE Warrants”).

The transactions contemplated under the Securities Purchase Agreement will close on or about September 29, 2023, subject to shareholder approval. The Company intends to use the proceeds from the issuance of the Convertible Notes and the PIPE Warrants for general corporate purposes.

The Convertible Notes bear interest at an interest rate of 10% per annum payable on each installment date commencing on the original date of issuance. If an Event of Default (as defined in the Notes) has occurred and is continuing, interest would accrue at the rate of 18% per annum, compounding monthly. The Convertible Notes are convertible into shares of Common Stock, beginning after the original date of issuance at an initial conversion price of $4.76 per share. The conversion price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for, Common Stock at a price below the then-applicable conversion price (subject to certain exceptions).

The PIPE Warrants contain provisions permitting cashless exercise subject to certain conditions.

The Convertible Notes and the PIPE Warrants contain conversion limitations providing that a holder thereof may not convert the Convertible Notes or exercise the PIPE Warrants to the extent (but only to the extent) that, if after giving effect to such conversion or exercise, the holder or any of its affiliates would beneficially own in excess of 4.99% the ordinary shares immediately after giving effect to such conversion or exercise. A holder may increase or decrease its beneficial ownership limitation upon notice to the Company provided that in no event such limitation exceeds 9.99%, and that any increase shall not be effective until the 61st day after such notice.

The Convertible Notes will rank senior to all outstanding and future indebtedness of the Company.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Convertible Notes, the Securities Purchase Agreement, and the PIPE Warrant attached hereto as Exhibits 4.1, 10.1, and 10.2, respectively, each of which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02 of this Current Report to the extent required. The Convertible Notes, the PIPE Warrants, the Placement Warrants and the conversion shares have been offered and sold pursuant to exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder, for the sale of securities not involving a public offering. Each of the Purchasers is an accredited investor which has purchased the securities as an investment in a private placement that did not involve a general solicitation. The shares of Common Stock to be issued upon conversion of the Convertible Notes and the exercise of the PIPE Warrants have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01. Exhibits

(d) Exhibits.

Exhibit Number	Description
4.1	Form of Senior Secured Convertible Note
10.1	Securities Purchase Agreement, dated as of August 18, 2023
10.2	Form of PIPE Warrant
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wetrade Group Inc.

By:	/s/ Hechun Wei
Name:	Hechun Wei
Title:	Chief Executive Officer

Dated: August 24, 2023

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